Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Fourth Quarter and
Fiscal Year 2012 Financial Results

•    Fourth quarter revenue was $25.5 million, a 6.0% decrease from the 2011 fourth quarter

•    Gross margin rate was 21.7%, compared to 24.8% in the 2011 fourth quarter

•    Selling, administrative and other operating costs represented 20.8% of revenue for the 2012 fourth quarter, compared to 20.1% in the 2011 fourth quarter

•    Net income was $0.2 million, a $1.0 million decrease from the 2011 fourth quarter

•    Cash balance was $5.8 million with no amounts outstanding under the Company’s credit facility

MINNEAPOLIS — February 21, 2013 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced financial results for the fourth quarter and fiscal year 2012 which ended on December 29, 2012.

AIC reported fourth quarter revenue of $25.5 million as compared to 2011 fourth quarter revenue of $27.1 million. AIC reported 2012 fourth quarter net income of $0.2 million, or $0.05 per share, as compared to 2011 fourth quarter net income of $1.3 million, or $0.25 per share.

For fiscal year 2012, AIC reported revenue of $105.8 million compared to $109.1 million in fiscal year 2011. The net income for fiscal 2012 was $0.3 million, or $0.07 per share, compared to net income of $3.3 million, or $0.66 per share, in the prior year.

“Fourth quarter revenue and earnings were in line with our forecast, coming in at the low end of our guidance as we closed out a year of significant challenge and change,”  said Brittany McKinney, AIC President and CEO. “In 2012, we strengthened our team by hiring a new chief financial officer and experienced sales leadership.

In addition, we continued to invest in our go-to-market approach to build sustainable, recurring revenue streams.

“For the coming year, we will continue to grow our strategic accounts and build out application-specific capabilities that are in high demand.”

2012 Fourth Quarter and Fiscal Year Review

Our revenues decreased $1.6 million, or 6.0%, in the fourth quarter of 2012 compared to the fourth quarter of 2011, and by $3.3 million, or 3.0%, for fiscal year 2012 compared to fiscal year 2011. The decrease in our fiscal 2012 revenue over the prior year is primarily due to a 2.0% decrease in the number of hours billed and a 1.2% decrease in our average bill rates. There were 253 billing days in fiscal 2012 compared to 254 billing days in fiscal 2011.

In the fourth quarter of 2012, gross margins were $5.5 million, or 21.7% of revenue, as compared to $6.7 million, or 24.8% of revenue in the fourth quarter of 2011. Gross margins were $23.7 million, or 22.4% of revenue, for the fiscal year 2012, compared to $26.4 million, or 24.2% of revenue, for fiscal year 2011. The decrease in our fiscal 2012 gross margin rate was primarily due to an increase of $1.1 million in benefit costs and lower consultant utilization in the latter half of fiscal 2012.

Selling, general and other administrative expenses represented 20.8% of revenue for the fourth quarter of 2012, as compared to 20.1% for the fourth quarter of 2011, and 22.0% for fiscal year 2012, as compared to 20.4% for fiscal year 2011. The increase in our SG&A expense in fiscal 2012 over fiscal 2011 is a result of an increase in sales and recruiter personnel expenses and bad debt expense, offset by decreases in variable compensation expense. Additionally, the prior year included the final earn-out benefit of $0.3 million associated with the sale of a business in fiscal 2008 and approximately $0.4 million in the reduction of post-retirement medical plan liabilities.

We generated cash from operations of $1.6 million in the fourth quarter of 2012 compared to a use of cash from operations of $0.1 million in the fourth quarter of 2011. For fiscal year 2012, we generated cash from operations of $1.6 million compared to $2.4 million for fiscal year 2011. As of December 29, 2012, we had a cash balance of $5.8 million and no borrowings from our $15 million credit facility. This compares to a cash balance of $5.1 million at December 31, 2011.

Amended Credit Facility

On February 20, 2013, the Company amended its $15 million credit facility agreement with Wells Fargo Bank, National Association. The amendment extends the term of the agreement through September 2016 and amends certain other terms to better reflect the current business.

Fourth Quarter and Fiscal Year 2012 Conference Call

AIC will host a conference call on Friday, February 22 at 10 a.m. CT to discuss the fourth quarter and fiscal year 2012 financial results. Participants may access the call by dialing 1.888.389.5988, or 1.719.325.2435 for international callers, and entering the conference ID number 5495761. Interested parties can hear a replay of the call from 1 p.m. CT on February 22, 2013, to 10:59 p.m. CT on March 1, 2013, by calling 1.888.203.1112, or 1.719.457.0820 for international callers, and using access code 5495761. Audio of the conference call can also be accessed via the Internet at www.analysts.com, where it will be archived for 90 days following the completion of the call.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this press release (or during the conference call referred to herein) that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue,” or comparable terminology, are intended to identify forward-looking statements. Statements by the Company, its President and CEO Brittany McKinney or its CFO Lynn Blake, regarding, for instance: The effectiveness of the Company’s sales and marketing strategies, current expectations as to future financial performance and the Company’s ability to execute against its strategic plan, increase revenues, maintain profitability, achieve anticipated gross profit margin rates, build cash, control costs and return value to its shareholders, are forward-looking statements.

Such forward-looking statements are based on current information, which we have assessed, that by its nature is dynamic and subject to rapid and even abrupt changes. Although we believe that the expectations conveyed by the forward-looking statements are reasonable based on information available to us on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity and achievements. As such, results may differ materially in response to a change in this information.

Forward-looking statements include, for example, statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. All of the forward-looking statements in this press release are qualified by the assumptions that are stated or inherent in such forward-looking statements. Although we believe that these assumptions are reasonable based on the information available to us on the date such assumptions were made, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements, which speak only as of the date of this press release and conference call. Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

Analysts International Corporation

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
(In thousands except per share amounts)	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011

Revenues	$25,469	$27,095	$105,790	$109,118
Cost of revenues	19,935	20,385	82,047	82,734
Gross profit	5,534	6,710	23,743	26,384

Selling, administrative and other operating costs	5,285	5,434	23,229	22,279
Restructuring costs and other severance related costs	—	—	113	769
Total operating expenses	5,285	5,434	23,342	23,048

Operating income	249	1,276	401	3,336

Non-operating income	—	—	—	—
Interest expense	—	—	(3)	—

Income before income taxes	249	1,276	398	3,336

Income tax expense	5	15	68	42

Net income	$244	$1,261	$330	$3,294

Per common share:
Basic income	$0.05	$0.25	$0.07	$0.66
Diluted income	$0.05	$0.25	$0.06	$0.66

Weighted-average shares outstanding:
Basic	5,083	5,023	5,071	5,012
Diluted	5,097	5,054	5,102	5,027

Analysts International Corporation

Condensed Consolidated Balance Sheets

	December 29,	December 31,
(In thousands)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$5,792	$5,135
Accounts receivable, less allowance for doubtful accounts	16,095	18,016
Other current assets	281	489
Total current assets	22,168	23,640

Property and equipment, net	2,366	2,095
Other assets, net	185	457
Total assets	$24,719	$26,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,651	$3,847
Salaries and benefits	1,724	2,078
Deferred revenue	331	285
Deferred compensation	62	136
Restructuring accrual	—	442
Other current liabilities	529	664
Total current liabilities	5,297	7,452

Non-current liabilities:
Deferred compensation	270	379
Restructuring accrual	—	28
Other long-term liabilities	4	—

Shareholders’ equity	19,148	18,333
Total liabilities and shareholders’ equity	$24,719	$26,192

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	Dec. 29,	Dec. 31,	Dec. 29,	Dec. 31,
(In thousands)	2012	2011	2012	2011

Net income as reported	$244	$1,261	$330	$3,294
Plus:
Restructuring costs and other severance related costs	—	—	113	769

Income before other reconciling items	244	1,261	443	4,063

Stock based compensation expense	94	112	469	531
Depreciation	167	168	646	632
Net interest and non-operating income	—	—	3	—
Income tax expense	5	15	68	42

Adjusted EBITDA	$510	$1,556	$1,629	$5,268

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.